Exhibit 5.1

[Letterhead of Smith, Gambrell & Russell, LLP]

July 28, 2003

AirTran Holdings, Inc.

AirTran Airways, Inc.

9955 AirTran Boulevard

Orlando, Florida 32827

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by AirTran Holdings, Inc., a Nevada corporation (the “Company”) and AirTran Airways, Inc., a Delaware corporation (the “Guarantor”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, pursuant to which the Company is registering for resale under the Securities Act of 1933, as amended, an aggregate of $125,000,000 principal amount of the Company’s 7% Convertible Notes due 2023 (the “Notes”), up to 11,241,012 shares of common stock issuable upon conversion thereof (the “Conversion Shares”) and the guarantee issued in connection with the Notes (the “Guarantee”), on behalf of the holders of the Notes. The Notes were issued pursuant to that certain Indenture, dated May 7, 2003, by and among the Company, the Guarantor, and Wilmington Trust Company (the “Indenture”).

In connection with this opinion, we have examined copies of the Indenture, the Notes and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinions expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing and in reliance thereon, we are of the opinion that:

1. The Notes when validly issued as contemplated by the Registration Statement will constitute valid and binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2. Following the issuance upon conversion of the Notes in accordance with the terms of the Indenture, the Conversion Shares will be validly issued, fully paid and nonassessable.

3. The Guarantee when validly issued as contemplated by the Registration Statement will constitute a valid and binding obligation of the Guarantor, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

We are admitted to the bars of the States of Georgia and Florida but do not hold ourselves out as expert on the laws of any other state and no opinion is expressed herein as to any laws other than the federal laws of the United States, the corporation laws of the State of Nevada, the General Corporation Law of the State of Delaware and the laws of the States of Georgia, Florida and New York. As to the corporation laws of the State of Nevada, the General Corporation Law of the State of Delaware and the laws of the State of New York, we have made such investigation of such laws as we deemed necessary to form the basis for this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this opinion, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

SMITH, GAMBRELL & RUSSELL, LLP

/s/ Howard E. Turner

Howard E. Turner